Exhibit 10.1

EXECUTION VERSION

November 13, 2019

Peter F. Riley

c/o The Howard Hughes Corporation

One Galleria Tower

13355 Noel Road, 22nd Floor

Dallas, Texas 75240

RE: Amendment to Employment Agreement

Dear Peter:

Reference is made to your Employment Agreement with The Howard Hughes Corporation (the “Company”), dated as of November 6, 2017 (as amended or supplemented from time to time, the “Employment Agreement”). This letter sets forth below certain amendments to the Employment Agreement in connection with your agreed-upon relocation to the Houston, Texas metropolitan area. Capitalized terms used but not defined in this letter have the meanings given to them in the Employment Agreement.

•	Term: The Employment Period set forth in Section 1 of the Employment Agreement is hereby extended to expire on December 31, 2025 (unless renewed in accordance with such Section 1 or earlier terminated pursuant to Section 3 of the Employment Agreement).

•	Compensation Increases: If you remain employed with the Company through November 6, 2022, the Annual Base Salary and Target Bonus Amount will increase effective as of such date to $577,500 and $840,000, respectively. For the avoidance of doubt, this means that the Target Bonus Amount for calendar year 2022 shall be prorated among the new Target Bonus Amount based on the period of time commencing on November 6, 2022 and ending on December 31, 2022 (i.e., $840,000) and your Target Bonus Amount in effect from January 1, 2022 and ending on November 5, 2022 (i.e., $800,000).

•	Relocation to Houston: You hereby agree to relocate your principal residence to the Houston, Texas metropolitan area by no later than August 15, 2020 (or such other date communicated to you by the Company). In connection with such relocation, and in full satisfaction of the Company’s obligations under Section 2(b)(v) of the Employment Agreement in connection with such relocation, you shall be treated as a member of the most senior group of Company employees to whom relocation benefits have been offered in connection with moving the Company’s headquarters to Houston, Texas.

•	Equity Vesting Upon Retirement: If you voluntarily retire from employment with the Company on or after December 31, 2025, then you shall continue to be eligible to vest in any then-outstanding (i) Time Vesting LTIP Awards on their regularly scheduled vesting dates, and (ii) Performance Vesting LTIP Awards based on actual achievement of the applicable performance metrics in accordance with their terms. You acknowledge and agree that, to accommodate these additional vesting opportunities, future Annual LTIP Awards may be awarded to you in the form of restricted stock units (instead of restricted stock).

•	Certain Terminations without Cause: If you are terminated by the Company without Cause prior to December 31, 2025, then, in addition to the severance benefits available to you under Sections 4(a) or 4(d) of the Employment Agreement, as applicable, in accordance with their terms, the Company shall (subject to your compliance with the condition set forth in Section 4(e) of the Employment Agreement) additionally (i) purchase your principal residence in the Houston, Texas metropolitan area from you at its fair market value on the date of your termination of employment (as determined by an independent, third-party appraiser selected by the Company with experience in the Houston, Texas metropolitan area residential real estate market), and (ii) reimburse your reasonable, documented, out-of-pocket moving expenses incurred in relocating you and your family and possessions from your principal residence in the Houston, Texas metropolitan area to the Dallas, Texas metropolitan area (which, for the avoidance of doubt, shall not include the cost of purchasing a new principal residence).

•	Waiver of Good Reason in Connection with Relocation to Houston, Texas: You hereby expressly acknowledge and agree that you shall not have, and hereby waive, any right to resign your employment with the Company for Good Reason in connection with the relocation of the Principal Location (and your principal residence) to the Houston, Texas, metropolitan area.

The amendments to the Employment Agreement set forth above will not be effective until this letter is executed by both you and the Company. Except as expressly set forth in this letter, all terms and conditions of the Employment Agreement will continue in full force and effect in accordance with their terms. This letter, together with the Employment Agreement, constitutes the entire understanding of you and the Company with respect to the matters set forth herein, and may not be amended except by a written instrument signed by both you and the Company. The captions in this letter are for reference purposes only, are not part of the substantive provisions hereof, and shall have no force or effect. This letter shall be governed by and construed in accordance with the law of the State of Delaware (other than principles of conflicts of laws) applicable to contracts made and to be performed entirely within that State. This letter may be executed in counterparts (electronically or otherwise), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

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[signature page follows]

Sincerely,

/s/ Paul Layne
Paul Layne
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Peter F. Riley
Peter F. Riley